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                                                                   EXHIBIT 10.16

September 23, 1996


William White Jr.
25 Barbara Lane
Menlo Park, CA  94025


Dear Bill:

I'm pleased to offer you a position as Senior Vice President, Marketing at Excite Inc., reporting to me, with an employment start date of September 24, 1996. I understand your prior vacation commitments and grant your request for an unpaid leave of absence ending on your first day in the office, October 16, 1996.

The offer is contingent upon our obtaining:

1. documentation of U.S. citizenship or authorized alien work status,

2. return of a signed copy of this letter indicating your acceptance of our offer, and

3. receipt of a signed copy of Excite's Employee Invention Agreement and Confidentiality Agreement on the first day of your employment.

Your compensation will consist of a base salary of $160,000.00 per year, and a sign-on bonus of $15,000.00. Additionally we will work with you to maintain this compensation level once a formal bonus plan is put in place. Management will recommend that the Board of Directors approve a grant to you of stock options for 150,000 shares of Excite's Common Stock. The exercise price of the options would be the fair market value, as determined by the Board at the time of the grant. The options would be subject to vesting at a rate of one-fourth (1/4) on the first anniversary of employment and thereafter at rate of one-forty eighths (1/48) each full succeeding month over a period of three years. However, the grant of such options by Excite is subject to the Board's approval and this is not a promise of compensation, and is not intended to create any obligation on the part of Excite. Further details on Excite's Option Plan and any specific grant to you will be provided upon approval of such grant by the Board.

Additionally, Excite will provide 3 months of base salary if you are terminated by the company due to unforeseen business conditions during the first 12 months of employment.

You will be eligible to participate in Excite's group medical, dental, and life insurance plans offered to all full time employees. If you choose to participate in these plans, your share of the premium(s), if any, will be deducted from your paycheck. If you accept this offer of employment, you will be given benefit plan documents which will describe more fully these and other benefits of your employment with Excite.
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William White Jr.
September 23, 1996
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If you accept this offer, your employment with Excite shall be "at will" which means that it is not for any specified period of time and can be terminated by yourself or Excite for any or no particular reason or cause and at anytime with or without advance notice. Even though your job duties, title, compensation and benefits, as well as Excite's personnel policies and procedures, may change from time to time during your tenure with Excite, the "at will" nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of Excite.

Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite.

We are looking forward to having you with us as of October 16, 1996. If you accept the above-described offer, please return to me a signed copy of this letter. This offer will expire unless your acceptance is actually received in Excite's offices by the close of business on October 15, 1996.

If you have any questions about the contents of this letter, or employment at Excite, please feel free to contact me.

                                                        Sincerely,


                                                        /s/ George Bell
                                                        ---------------------
                                                        George Bell
                                                        President and CEO



I accept the offer of employment with Excite pursuant to the terms and conditions set forth in this letter.


Signed: /s/ William B. White Jr.       Date: 10/14/96
       ----------------------------         ------------
            William White Jr.